AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 2010

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 4)

                          First Pactrust Bancorp, Inc.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock ($.01 Par Value)

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   33589V-10-1
                      -------------------------------------
                                 (CUSIP Number)

             (Date of Event Which Requires Filing of this Statement)

                                December 31, 2009
                      -------------------------------------

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

                ( )    Rule 13d-1 (b)
                (X)    Rule 13d-1 (c)
                ( )    Rule 13d-1 (d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  33589V-10-1

1       NAME OF REPORTING PERSONS

              Investors of America, Limited Partnership
              IRS Identification No. of above

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                                 (a) X
                                                                 (b)

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

              Nevada

                                                 5     SOLE VOTING POWER
NUMBER OF SHARES                                             122,000
BENEFICIALLY OWNED
BY EACH REPORTING                                6     SHARED VOTING POWER
PERSON WITH                                                     0

                                                 7     SOLE DISPOSITIVE POWER
                                                             122,000

                                                 8     SHARED DISPOSITIVE POWER
                                                                0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              122,000

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ( )

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              2.9%

12      TYPE OF REPORTING PERSON (See Instructions)
              PN

CUSIP NO.  33589V-10-1

1       NAME OF REPORTING PERSONS

              First Capital America, Inc.
              IRS Identification No. of above

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*



                                                                 (a) X
                                                                 (b)

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

              Nevada

                                                 5     SOLE VOTING POWER
NUMBER OF SHARES                                             268,000
BENEFICIALLY OWNED
BY EACH REPORTING                                6     SHARED VOTING POWER
PERSON WITH                                                     0

                                                 7     SOLE DISPOSITIVE POWER
                                                               268,000

                                                 8     SHARED DISPOSITIVE POWER
                                                                0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              268,000

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ( )

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              6.3%

12      TYPE OF REPORTING PERSON (See Instructions)
              CO

CUSIP NO.  33589V-10-1

1       NAME OF REPORTING PERSONS

              James F. Dierberg, Trustee of the James F. Dierberg Living Trust Dated 10/8/85
              IRS Identification No. of above

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                                 (a) X
                                                                 (b)

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.

                                                 5     SOLE VOTING POWER
NUMBER OF SHARES                                              43,680
BENEFICIALLY OWNED
BY EACH REPORTING                                6     SHARED VOTING POWER
PERSON WITH                                                     0

                                                 7     SOLE DISPOSITIVE POWER
                                                              43,680

                                                 8     SHARED DISPOSITIVE POWER
                                                                0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              43,680

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ( )

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              1.0%

12      TYPE OF REPORTING PERSON (See Instructions)
              OO

CUSIP NO.  33589V-10-1

1       NAME OF REPORTING PERSONS

              James F. Dierberg II
              IRS Identification No. of above

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*



                                                                 (a) X
                                                                  b)

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.

                                                 5     SOLE VOTING POWER
NUMBER OF SHARES                                                0
BENEFICIALLY OWNED
BY EACH REPORTING                                6     SHARED VOTING POWER
PERSON WITH                                                     0

                                                 7     SOLE DISPOSITIVE POWER
                                                                0

                                                 8     SHARED DISPOSITIVE POWER
                                                                0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              0

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ( )

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              0%

12      TYPE OF REPORTING PERSON (See Instructions)
              IN

ITEM 1 (a) NAME OF ISSUER:

      First Pactrust Bancorp, Inc.

       (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           610 Bay Boulevard, Chula Vista, California 91910

ITEM 2 (a) NAME OF PERSON FILING:

      The names of the persons filing this statement (the "Reporting Persons") are Investors of America, Limited Partnership, First Capital America, Inc., James F. Dierberg, Trustee of the James F. Dierberg Living Trust Dated 10/8/85, and James F. Dierberg II.

      (b) ADDRESS OF PRINCIPAL OFFICE:

      The address of the principal office of each of the Reporting Persons is 135 North Meramec, Clayton, MO 63105.

      (c) CITIZENSHIP:

      Investors of America, Limited Partnership is a Nevada limited partnership. First Capital America, Inc. is a Nevada corporation. James F. Dierberg, Trustee of the James F. Dierberg Living Trust Dated 10/8/85, and James F. Dierberg II are citizens of the United States of America.

      (d) TITLE OF CLASS OF SECURITIES:

      This statement relates to Common Shares of the Issuer ("Shares").

      (e) CUSIP NUMBER: 33589V-10-1

ITEM 3 IF  THIS  STATEMENT  IS  FILED  PURSUANT TO  RULES  13D-1(B) OR 13D-2(B),
           CHECK WHETHER THE PERSON FILING IS A:

      (a)  [ ]  Broker  or  dealer registered under  Section 15 of  the Exchange
                  Act.

      (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)  [ ]  Insurance  company  as  defined  in  Section  3(a)(19)  of   the
                  Exchange Act.

      (d)  [ ]  Investment  company registered under Section 8 of the Investment
                  Company Act.

      (e)  [ ]  An investment adviser in  accordance with Rule  13d-1(b)(1) (ii)
                  (E).

      (f)  [ ]  An employee  benefit plan or endowment fund in   accordance with
                  Rule 13d-1(b)(1)(ii)(F).

      (g)  [ ]  A parent holding company or  control person  in  accordance with
                  Rule 13d-1(b)(1)(ii)(G).

      (h)  [ ]  A savings  association as defined in Section 3(b) of the Federal
                  Deposit Insurance Act.

      (i)  [ ]  A church  plan  that  is  excluded  from  the  definition of  an investment company under Section 3(c)(14) of the Investment Company Act.

      (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4  OWNERSHIP:

(a)(b)Amount beneficially owned and Percent of class:
      Investors of America, Limited Partnership - 122,000 (2.9%)
      First Capital America, Inc. - 268,000 (6.3%)
      James F. Dierberg, Trustee of the James F. Dierberg Living Trust
            Dated 10/8/85 - 43,680 (1.0%)
      James F. Dierberg II - None (0.0%)

Each Reporting Person has the sole power to dispose or direct the disposition of and the sole power to vote or direct the vote of his or her respective shares.

ITEM 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      This item is not applicable.

ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      No other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares held by each Reporting Person.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      This item is not applicable.

ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

      See Exhibit A.

ITEM 9  NOTICE OF DISSOLUTION OF GROUP.

      This item is not applicable.

ITEM 10 CERTIFICATION.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2010


                                  INVESTORS OF AMERICA, LIMITED PARTNERSHIP


                                  By: /s/ James F. Dierberg
                                      ------------------------------------------
                                          James F. Dierberg, President of First
                                          Securities America, General Partner

                                  FIRST CAPITAL AMERICA, INC.


                                  By: /s/ James F. Dierberg
                                      ------------------------------------------
                                          James F. Dierberg, President

                                      /s/ James F. Dierberg
                                      ------------------------------------------
                                          James F. Dierberg, Trustee  of  the
                                          James F. Dierberg Living Trust Dated
                                          10/8/85

                                      /s/ James F. Dierberg II
                                      ------------------------------------------
                                          James F. Dierberg II

                                    EXHIBIT A



      The members of the group are Investors of America, Limited Partnership, First Capital America, Inc., James F. Dierberg, Trustee of the James F. Dierberg Living Trust Dated 10/8/85, and James F. Dierberg II.

                                    EXHIBIT B

            Consent Agreement Pursuant to 17 C.F.R. 13d-1(k) (1)(iii)

      Each of the undersigned hereby consents and agrees to the filing on behalf of each of them of the foregoing joint statement on Schedule 13G pursuant to 17 C.F.R. 13d-1(k)(1)(iii) with respect to his/her/its beneficial ownership of the shares of the Issuer.

                                  INVESTORS OF AMERICA, LIMITED PARTNERSHIP


                                  By: /s/ James F. Dierberg
                                      ------------------------------------------
                                          James F. Dierberg, President of First
                                          Securities America, General Partner


                                  FIRST CAPITAL AMERICA, INC.


                                  By: /s/ James F. Dierberg
                                      ------------------------------------------
                                          James F. Dierberg, President

                                      /s/ James F. Dierberg
                                      ------------------------------------------
                                          James F. Dierberg, Trustee of the
                                          James F. Dierberg Living Trust Dated
                                          10/8/85

                                      /s/ James F. Dierberg II
                                      ------------------------------------------
                                          James F. Dierberg II




Dated: February 11, 2010